EXHIBIT 99.2

N E W S   R E L E A S E

FOR IMMEDIATE RELEASE

Media Contacts:

D. Ashley Lee
Executive Vice President, Chief Financial Officer and
Chief Operating Officer
Phone: 770-419-3355

Nina Devlin
Edelman
Phone: 212-704-8145

CryoLife Sends Letter to Medafor, Inc. Board of Directors

ATLANTA, GA (March 18, 2010) -- CryoLife, Inc. (NYSE: CRY), an implantable biological medical device and cardiovascular tissue processing company, announced today that it has sent the following letter to Medafor’s Board of Directors:

March 18, 2010

VIA FEDEX
Michael F. Pasquale, Chairman of the Board
Medafor, Inc.

Dear Michael,

As Medafor’s largest shareholder, CryoLife is deeply concerned about the rationale for and transparency surrounding Medafor’s recent agreement with Magle Life Sciences announced on March 12, 2010.

As we predicted, you have again diluted existing Medafor shareholders without providing adequate value in return.  We are deeply dismayed that you have seemingly given away almost 10 percent of Medafor, in addition to an undisclosed amount of much-needed cash, for the rights to a technology to which we believe you already have exclusive access.  Given the absence of any other compelling business rationale, and your failure to provide your shareholders with an explanation of the substance of the transaction, we can only conclude that the sole purpose of the Magle Life Sciences (“Magle”) transaction is to further entrench Medafor’s management and board and prevent a combination between CryoLife and Medafor.  In addition, the issuance of this significant block of stock is contrary to comments that your management and board have made to shareholders regarding Medafor’s significant improvement in operating results and cash flow, which you indicated would be sufficient to fund your operations and growth strategy.

CryoLife has attempted in earnest for over the past 16 months to engage Medafor in friendly, good faith negotiations to arrive at a transaction that would enable HemoStase and related products to reach their full potential, and create value for Medafor and CryoLife shareholders.  Unfortunately, every attempt we have made to create value for Medafor shareholders has been frustrated by a value-destructive action or response from Medafor’s management and board.

As you know, we anticipated that Medafor management would be required to continue to engage in dilutive financings in order to fund its operating plan, and we have expressed our concerns in this regard to you and to our fellow Medafor shareholders.  Nonetheless, we did not believe that Medafor’s management and board would act in direct conflict with their fiduciary duties and inflict material dilution upon their shareholders, without obtaining any cash investment in return, in what appears to be an obvious effort to deny existing Medafor shareholders the right to choose whether or not to enter into a business combination with CryoLife.

   We believe the dilutive share issuance to Magle was undertaken for the sole purpose of diluting CryoLife’s holdings and therefore making any subsequent action to acquire Medafor significantly less likely to succeed.  Unfortunately, this share issuance is clearly harmful to all Medafor shareholders, and further demonstrates the lengths to which Medafor’s management and board will go in order to entrench themselves and preserve their excessive compensation.

Given the impact of the recent additional dilution on the value of your stock, and our concerns that Medafor’s management and board will continue to cause intentional additional harm to shareholder value, CryoLife will withdraw its $2.00 per share proposal in 5 business days.  During this time period, we will urge Medafor shareholders to contact the Medafor board and impress upon them the need to uphold their fiduciary responsibilities, including providing all Medafor shareholders with sufficient details regarding the Magle transaction so that we can all understand the impact it has on the value of Medafor common stock.  We remain willing to enter into discussions with you about a combination; however, after 5:00 p.m., March 24, 2010 our current proposal to acquire Medafor will terminate.

In the event that you fail to provide your shareholders with adequate information regarding the Magle transaction and we withdraw our proposal for the reasons discussed above, we will remain Medafor’s largest shareholder, and we intend to pursue all actions necessary to preserve the value of our investment, including the exercise of our right to call a special meeting of shareholders or pursue litigation in defense of our rights.

Sincerely,

/s/ Steven G. Anderson
Steven G. Anderson
President, CEO and Chairman of the Board

cc:           Board of Directors of Medafor
Gary J. Shope

IMPORTANT
This letter is provided for informational purposes only and is not an offer to purchase nor a solicitation of offers to sell shares of Medafor or CryoLife.  Subject to future developments, CryoLife may file a registration statement and/or tender offer documents and/or proxy statement with the SEC in connection with the proposed combination.  Shareholders should read those filings, and any other filings made by CryoLife with the SEC in connection with the combination, as they will contain important information.  Those documents, if and when filed, as well as CryoLife’s other public filings with the SEC, may be obtained without charge at the SEC’s website at www.sec.gov and at CryoLife’s website at www.cryolife.com.

About CryoLife, Inc.

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiac and vascular surgeries throughout the U.S. and Canada.  The Company's CryoValve® SG pulmonary heart valve, processed using CryoLife's proprietary SynerGraft® technology, has FDA 510(k) clearance for the replacement of diseased, damaged, malformed, or malfunctioning native or prosthetic pulmonary valves.  The Company’s CryoPatch® SG pulmonary cardiac patch has FDA 510(k) clearance for the repair or reconstruction of the right ventricular outflow tract (RVOT), which is a surgery commonly performed in children with congenital heart defects, such as Tetralogy of Fallot, Truncus Arteriosus, and Pulmonary Atresia.  CryoPatch SG is distributed in three anatomic configurations: pulmonary hemi-artery, pulmonary trunk, and pulmonary branch.  The Company's BioGlue® Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels.  BioGlue is also CE marked in the European Community and approved in Canada and Australia for use in soft tissue repair.  The Company's BioFoam™ Surgical Matrix is CE marked in the European Community for use as an adjunct in the sealing of abdominal parenchymal tissues (liver and spleen) when cessation of bleeding by ligature or other conventional methods is ineffective or impractical.  BIOGLUE Aesthetic® Medical Adhesive is CE marked in the European Community for periosteal fixation following endoscopic browplasty (brow lift) in reconstructive plastic surgery and is distributed by a third party for this indication.  CryoLife distributes HemoStase®, a hemostatic agent, in much of the U.S. for use in cardiac and vascular surgery and in many international markets for cardiac, vascular, and general surgery, subject to certain exclusions.

For additional information about the company, visit CryoLife’s Web site:
 www.cryolife.com.

END